HEMACARE CORPORATION
                    EXHIBIT 11

      BASIC AND DILUTED NET INCOME PER SHARE

                             Year ended December 31,
                               2003          2002
                            -----------   -----------
BASIC
Weighted average common
 shares used to compute
 basic earnings per share     7,753,000     7,673,000
                            ============   ===========

     Net loss               $(4,679,000)   $ (591,000)
                            ============   ===========
Basic net loss
 per share                  $     (0.60)   $    (0.08)
                            ============   ===========

       DILUTED

Weighted average common
 shares used to compute
 basic earnings per
 share                       7,753,000     7,673,000
Dilutive common
 equivalent shares
 attributable to
 stock options (based
 on average market
 price)                        226,000             -
Dilutive common
 equivalent shares
 attributable to
 warrants (based on
 average market
 price)                         55,000             -

Weighted average
 common shares
 and equivalents
 used to compute
 diluted earnings
 per share                   8,034,000     7,673,000
                           ============   ===========

     Net loss              $(4,679,000)   $ (591,000)
                           ============   ===========

Diluted net loss
  per share                $    (0.58)    $    (0.08)
                           ===========    ===========